Exhibit 99

Dillard's, Inc. Increases Revolving Credit Facility to $1.2 Billion

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--June 3, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or "the Company") announced today that it has amended and extended its senior secured revolving credit facility, taking advantage of favorable market conditions to increase liquidity, improve pricing and reduce commitment fees. The amendments include an increase to the amount of the facility to $1.2 billion from the previous amount of $1.0 billion, with no change in the amount of inventory pledged. In addition, the facility has been extended to provide an additional 2 years of term and will now expire on December
12, 2010.
    The amended facility is available to the Company for general corporate purposes including, among other uses, working capital financing, the issuance of letters of credit, capital expenditures and, subject to certain restrictions, the repayment of existing indebtedness and share repurchases. There are no financial covenant requirements under the credit agreement provided availability exceeds
$100 million. The credit facility was arranged by JPMorgan Securities.
    Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.8 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 329 Dillard's locations spanning 29 states, all with one nameplate - Dillard's.

    CONTACT: Dillard's, Inc., Little Rock
             Julie J. Bull, 501-376-5965